Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-123524 on Form S-3 and Registration Statement Nos. 333-165101, 333-165098, 333-104258, 333-64171, 333-64173, 333-79741, 333-54266 and 333-123521 on Form S-8 of our reports dated December 14, 2010, relating to the consolidated financial statements and financial statement schedule of SurModics, Inc., and the effectiveness of SurModics, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of SurModics, Inc. for the year ended September 30, 2010.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
December 14, 2010